Exhibit 10.15

TO:	MICHAEL GRAHAM

FROM:	STEVE ESTES

DATE:	JULY 8, 2019

SUBJECT:	PLANNED ISSUANCE OF RESTRICTED STOCK

As we have discussed, a critical component of our ongoing business strategy for Reynolds Consumer Products LLC will be to explore opportunities for the business that could lead to an Initial Public Offering (IPO) of the business or potentially a divestiture of the associated business entities. Your assistance is needed by Reynolds as we work through this process to help prepare the business for a successful transaction.

If the IPO is successful, the company whose shares are registered in the IPO will issue you Restricted Stock at the completion of the IPO. The number of shares in this grant equals $399,358 divided by the IPO price as of the date of the grant, rounded to the nearest whole share. Vesting for the restricted stock will occur over a 3-year period with 1/3 vesting after 12-months from the successful IPO; 1/3 vesting after 24-months from the successful IPO; and, 1/3 vesting after 36-months from the successful IPO. You must be an employee of the Company or one of its affiliates on the applicable vesting date to receive such shares.

Should there be a business sale instead of an IPO, you will receive $399,358 in cash in lieu of Restricted Stock. For purposes hereof, a business sale means a sale of all or substantially all of the assets of the Company or a sale of more than 50% of the equity of the Company or such entity. This cash payment will be made in the following manner:

1⁄2 Payable 30-days post-closing of the sale

1⁄2 Payable 180-days post-closing of the sale

This memo does not change your status as an “at-will” employee and does not guarantee your employment for any specific period of time. The Company reserves the right to terminate you at any time and for any or no reason. Any Restricted Stock issued or cash payment made pursuant to this memo shall be subject to regular tax withholdings and other authorized deductions and will not be treated as compensation for any purpose under any benefit plans or programs, unless statutorily required.

This memo is provided to summarize the agreement that has been reached in this regard between the Company and the employee. Should an IPO be completed, a formal grant letter for the Restricted Stock will be provided to the employee that documents all terms and conditions related to the grant.

//s// Steve Estes